                                  EXHIBIT 10.1

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Second Amended and Restated Employment Agreement ("Agreement") is dated effective as of February 9, 2005, between Tickets.com, Inc., a Delaware corporation ("Company"), and Ronald Bension ("Executive"). In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   EMPLOYMENT

      1.1 Term. The Company hereby employs Executive, and Executive hereby accepts such employment, for a term commencing as of December 18, 2001 and ending on the fifth anniversary of such date, unless sooner terminated in accordance with the provisions of Article IV.

      1.2 Duties. During the Term, Executive shall be employed by the Company as its Chief Executive Officer (and the Company's highest ranking officer), and as such, Executive shall faithfully perform for the Company the duties and have the powers customary for such position. The Executive shall devote substantially all of his business time and effort to the performance of Executive's duties hereunder, and shall work primarily at the Company's main business offices.

      1.3 Termination of Prior Agreement. Immediately upon execution of this Agreement, that certain First Amended and Restated Employment Agreement by and between Executive and the Company dated as of August 16, 2004 shall terminate and shall be of no further force or effect.

                                   ARTICLE II

                                  COMPENSATION

      2.1 Salary. The Company shall pay Executive during the Term a salary at the rate of Four Hundred Thousand Dollars ($400,000) per annum (the "Annual Salary"), in accordance with the customary payroll practices of the Company applicable to senior executives, provided the payments are no less frequent than semi-monthly. The Annual Salary shall be reviewed annually by the Board of Directors of the Company (the "Board") or such committee of the Board as they shall designate for such purpose from time to time for possible increases and, in the event of a "going private" transaction or a material equity financing by the Company, the Board will review Executive's total compensation package, and consult with Executive and his representatives, and adjust it appropriately to ensure it remains equitable. Any increased Annual Salary shall thereupon be the "Annual Salary" for the purposes hereof. The Executive's Annual Salary shall not be decreased without his prior written consent at any time during the Term.

      2.2 Incentive Compensation. During the Term, Executive shall be eligible to receive, in addition to his Annual Salary, an annual bonus (the "Bonus") of up to fifty percent (50%) of Executive's Annual Salary. The performance standards or goals required to be attained in order to receive such Bonus shall be set by the Board, or such committee of the Board as they shall designate for such purpose from time to time, with input from Executive, and all such standards or goals shall be based on reasonable performance metrics for the Company. The Bonus shall be calculated on or before January 31 and paid not later than the end of the first quarter following the year for which the Bonus is being paid.

      2.3 Supplemental Retirement Plan. During the Term, the Company shall contribute the following amounts, on the anniversaries of December 18, 2001 indicated, to a supplemental retirement plan for the benefit of Executive:

First Anniversary    $ 50,000
Second Anniversary   $ 75,000
Third Anniversary    $100,000
Fourth Anniversary   $125,000
Fifth Anniversary    $150,000

Except as otherwise provided in Section 4.4(e) hereof, if Executive ceases to be employed by the Company for any reason prior to the date a contribution to the supplemental retirement plan is due as provided for above, the Company's obligation to make any further contributions to the supplemental retirement plan shall terminate and ownership of the supplemental retirement plan shall be transferred to Executive.

      2.4 Stock Options. On December 18, 2001, Executive will be granted stock options to purchase an aggregate of 600,000 shares of the Company's Common Stock, vesting with respect to 150,000 shares on December 18, 2001 with the balance vesting quarterly over a four year period. All stock options to purchase shares of the Company's Common Stock granted to Executive prior to December 18, 2001 and all stock options granted to Executive during the Term of this Agreement shall accelerate and become fully vested immediately upon a Change of Control, as that term is defined in Article IV, during the Term.

      2.5 Benefits. Except otherwise provided herein, during the Term Executive shall participate in any group life, medical or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, to the extent that Executive is eligible under the terms of such plans or programs as they may be in effect from time to time.

      2.6 Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive during the Term in the performance of Executive's services under this Agreement, provided that Executive submits reasonable proof of such expenses, with the properly completed forms as prescribed from time to time by the Company.

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

      2.7 Vacations and Holidays. During the Term, Executive shall be entitled to an annual vacation leave of four (4) weeks at full pay, or such greater vacation benefits as may be provided for by the Company's vacation policies applicable to senior executives. Executive shall be entitled to such holidays as are established by the Company for all employees.

      2.8 Automobile Allowance. During the Term, the Company shall provide Executive with an automobile allowance of $750 per month (the "Automobile Allowance").

                                  ARTICLE III

                       NONDISCLOSURE AND NON-SOLICITATION

      3.1 Proprietary Information.

            (a) The Executive recognizes that Executive's relationship with the Company is one of high trust and confidence by reason of Executive's access to and contact with the trade secrets and confidential and proprietary information of the Company including, without limitation, information not previously disclosed to the public regarding current and projected revenues, expenses, costs, profit margins and any other financial and budgeting information; marketing and distribution plans and practices; business plans, opportunities, projects and any other business and corporate strategies; product information; names, addresses, terms of contracts and other arrangements with customers, suppliers, agents and employees of the Company; confidential and sensitive information regarding other employees, including information with respect to their job descriptions, performance strengths and weaknesses, and compensation; and other information not generally known regarding the business, affairs and plans of the Company (collectively, the "Proprietary Information"). The Executive acknowledges and agrees that Proprietary Information is the exclusive property of the Company and that Executive shall not at any time, either during Executive's employment with the Company or thereafter disclose to others, or directly or indirectly use for Executive's own benefit or the benefit of others, any of the Proprietary Information. For purposes of this Article III, the "Company" shall mean the Company and each of its subsidiaries.

            (b) The Executive acknowledges that the unauthorized use or disclosure of Proprietary Information would be detrimental to the Company and would reasonably be anticipated to materially impair the Company's value.

            (c) The Executive's undertakings and obligations under this Section
3.1 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on Executive's part,
(ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board, (iv) is known to Executive other than as a result of work performed for the Company, or (v) is required to be disclosed by law or governmental or court process or order.

            (d) Upon termination of Executive's employment with the Company or at any other time upon reasonable request, Executive will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, written computer code, files and other documents (and all copies or reproductions of such materials) in Executive's possession or under Executive's control, whether prepared by Executive or others, which contain Proprietary Information. The Executive acknowledges that this material is the sole property of the Company.

      3.2 Absence of Restrictions upon Disclosure and Competition.

            (a) The Executive hereby represents that, except as Executive has disclosed in writing to the Company on Exhibit A attached hereto, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive's employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

            (b) The Executive further represents that Executive's performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

      3.3 Prohibition on Solicitation of Customers. During the Term and for a period of eighteen (18) months thereafter, Executive agrees not to, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company, nor will Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

      3.4 Prohibition on Solicitation of Employees, Agents or Independent Contractors. During the Term and for a period of eighteen (18) months thereafter, Executive agrees not to solicit any of the employees, agents or independent contractors of the Company to leave the employ of the Company for a competitive company or business. However, Executive may solicit any employee, agent or independent contractor who voluntarily terminates his or her employment with the Company after a period of ninety (90) days have elapsed since the termination date of such employee, agent or independent contractor. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

      3.5 Other Obligations. The Executive acknowledges that the Company from time to time may have agreements with other persons, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to Executive and to take all reasonable action necessary to discharge the obligations of the Company under such agreements.

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

      3.6 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any material breach by him of any of the provisions of Article III (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages may not provide an adequate remedy. Therefore, if Executive materially breaches any of the provisions of Article III, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

                                   ARTICLE IV

                                   TERMINATION

      4.1 Definitions. For purposes of this Agreement, the following definitions shall apply to the terms set forth below:

            (a) Cause. "Cause" shall mean:

                  (i) habitual neglect or insubordination (defined as a refusal to execute or carry out directions from the Board which are consistent with Executive's title and position) where Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and Executive has failed to cure such conduct, where susceptible to cure, within thirty (30) days following notice;

                  (ii) conviction of any felony or any crime involving moral turpitude;

                  (iii) participation in any fraud against the Company;

                  (iv) willful breach of Executive's material duties to the Company, including but not limited to theft from the Company and failure to fully disclose personal pecuniary interest in a transaction involving the Company;

                  (v) intentional damage to any property of the Company;

                  (vi) conduct by Executive which in the good faith, reasonable determination of the Board demonstrates gross unfitness to serve including, but not be limited to, gross neglect, non-prescription use of controlled substances, any abuse of controlled substances whether or not by prescription, or habitual drunkenness, intoxication, or other impaired state induced by consumption of any drug, including alcohol; or

                  (vii) material breach by the Executive of the Restrictive Covenants.

            (b) Change in Control. "Change in Control" means a change in ownership or control of the Company effected through any of the following transactions:

                  (i) a merger, consolidation or other reorganization unless securities representing 50% or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

                  (ii) a sale, transfer or other disposition of all or substantially all of the Company's assets; or

                  (iii) a transaction or series of related transactions approved or recommended by the Board of Directors of the Company (or a committee of the Board) resulting in the acquisition, directly or indirectly, by any person or related group of persons (other than (a) a person that directly or indirectly controls, is controlled by, or is under common control with, the Company or (b) General Atlantic Partners, LLC or any affiliate thereof), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of either (A) securities possessing more than 50% of the total combined voting power of the Company's outstanding securities or (B) securities possessing total combined voting power sufficient to elect a majority of the Board of Directors of the Company, from a person or persons; provided, however, if the transaction or series of related transactions approved or recommended by the Board of Directors of the Company (or a committee of the Board) includes a proposed tender offer to be followed by a second-step merger to acquire any shares that were not tendered, then a "Change in Control" for purposes of this Agreement shall only be deemed to have occurred if and when one of the following has also occurred: (1) the consummation the second-step merger of the Company with the other entity, (2) sixty (60) days have passed since the closing of the tender offer or (3) ten (10) days have passed since the proposed tender offer has been abandoned or terminated pursuant to its terms.

            (c) Good Reason. "Good Reason" shall mean, unless otherwise consented to in writing by Executive:

                  (i) assignment of the Executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of December 18, 2001;

                  (ii) relocation of the Executive outside of the Orange County area;

                  (iii) a reduction by the Company of the Executive's Annual Salary below the initial Annual Salary or, following a Change in Control, below Executive's Annual Salary at the time of the Change in Control;

                  (iv) a failure by the Company to continue in effect, without substantial change, any benefit plan or arrangement in which the Executive was participating or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any benefit plan (unless such failure, action or changes apply equally to substantially all other management employees of Company);

                  (v) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of Executive's obligations hereunder; or

                  (vi) a Change in Control.

Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice or ninety (90) days in the case of a Change in Control) is given no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises (or when Executive first becomes aware of such circumstances); and (y) the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition if curable and, if the Company does so fully cure such event or condition, such event or condition shall not constitute Good Reason hereunder.

      4.2 Termination upon Death or Disability. If Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4.2. If Executive becomes disabled for purposes of the long-term disability plan of the Company for which Executive is eligible, or, in the event that there is no such plan, if Executive by virtue of ill health or other disability is unable to perform substantially and continuously the material duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive. If Executive is given such notice of termination for disability, the Term shall terminate as of the date of such notice, and the obligations of the Company to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4.2. Upon termination of employment due to death or disability, Executive (or Executive's estate or beneficiaries in the case of the death of Executive) shall be entitled to receive:

            (a) any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), including, but not limited to a pro-rata Bonus for the year of termination (calculated by measuring target performance levels against actual performance at the time of termination) to be paid at such time as Bonuses are ordinarily paid;

            (b) his Annual Salary and Automobile Allowance payable in accordance with the Company's customary payroll practices for twelve (12) months following such termination;

            (c) reimbursement for COBRA payments equal to Executive's regular monthly contributions toward Executive's health insurance benefits for the twelve (12) months following such termination date if Executive elects COBRA benefits;

            (d) acceleration and immediate vesting of all stock options to purchase shares of the Company's Common Stock granted to Executive which would have vested and become exercisable pursuant to the scheduled vesting for such options had Executive continued as an employee of the Company for twelve (12) months following such termination; and

            (e) the right to exercise any and all vested stock options for a period of twelve (12) months following such termination (after which they shall expire and no longer be exercisable); provided, however, that in no event shall the exercise period extend later than the expiration term of such option as set forth in the applicable Notice of Grant.

      Executive (or, in the case of Executive's death, Executive's estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Company.

      4.3 Termination for Cause; Termination of Employment by Executive without Good Reason. The Company may terminate Executive's employment hereunder for Cause immediately, and Executive may terminate his employment for any or no reason on at least thirty (30) days' and not more than sixty (60) days' written notice given to the Company. If during the Term the Company terminates Executive for Cause, or Executive terminates his employment and the termination by Executive is not covered by Section 4.2 or 4.4, Executive shall receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment) and Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Company. In addition, in the event Executive is terminated hereunder for Cause, all stock options to purchase shares of the Company's Common Stock granted to Executive, vested or unvested, shall immediately cease to be exercisable and shall terminate upon the effective date of such termination.

      4.4 Termination by the Company without Cause; or by Executive for Good Reason. The Company may terminate Executive's employment at any time for any reason or no reason and Executive may terminate Executive's employment with the Company for Good Reason. If during the Term the Company terminates Executive's employment and the termination is not covered by Section 4.2 or 4.3, or Executive terminates his employment for Good Reason, Executive shall receive:

            (a) any Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

            (b) a lump sum severance payment upon termination equal to eighteen
(18) months Annual Salary and Automobile Allowance;

            (c) a pro-rata portion of any bonus Executive would have received pursuant to Section 2.2 had Executive remained employed for the full calendar year during which such termination occurred, based on the number of days Executive was actually employed by the Company during the applicable year.

            (d) reimbursement for COBRA payments equal to Executive's regular monthly contributions toward Executive's health insurance benefits for the eighteen (18) months following such termination date if Executive elects COBRA benefits;

            (e) continuation of the contributions to a supplemental retirement plan as provided by Section 2.3 hereof which would have been required had Executive continued as an employee of the Company for a period of eighteen (18) months following such termination pro rated for any partial year (e.g., if Executive is terminated on March 18, 2005, Executive will continue to receive the full Fourth Anniversary payment of $125,000 on December 18, 2005 and three-quarters of the Fifth Anniversary payment of $150,000, or $112,500, on December 18, 2006);

            (f) acceleration and immediate vesting of all stock options to purchase shares of the Company's Common Stock granted to Executive which would have vested and become exercisable pursuant to the scheduled vesting for such options had Executive continued as an employee of the Company for eighteen (18) months, and following such termination; and

            (g) the right to exercise any and all vested stock options to purchase shares of the Company's Common Stock then held by Executive for a period of twelve (12) months following such termination or, if such termination occurs within twenty-four (24) months following a corporate transaction or change in control (as those terms are defined in the applicable stock option agreements and not as defined herein), then for a period of eighteen (18) months following such termination (after which they shall expire and no longer be exercisable); provided, however, that in no event shall the exercise period extend later than the expiration term of such option as set forth in the applicable Notice of Grant.

      Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as a result of a Change in Control pursuant to
Section 4.1(c)(vi), the effective date of the termination of his employment shall be three (3) months following receipt of notice thereof to the Company (or such earlier date as the Company shall elect) and during such period Executive shall continue as Chief Executive Officer of the Company and to provide substantially all of his business time and effort to the Company. In the event that the Company elects not to have Executive continue his employment as Chief Executive Officer for the full three (3) month period following receipt of such notice, Executive agrees to make himself reasonably available for any remaining portion of such three (3) months period to perform such acts and consult with the Company regarding such matters as reasonably requested by the Company to ensure the orderly and efficient transition of Executive duties.

      If Executive is re-employed by the Company or any successor of the Company following his termination for Good Reason as a result of a Change in Control within one (1) year of the Change of Control, Executive shall reimburse the Company for any payments made to Executive pursuant to Section 4.4 (b) and (e) above.

      In order to be eligible to receive the benefits specified under Sections 4.4(b)-(g), Executive must execute a general release of claims in a form reasonably acceptable to the Company and Executive and signed by Executive. Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Company.

      In the event Executive is terminated by the Company pursuant to this
Section 4.4, Executive shall not have a duty to seek substitute employment and the Company shall not have the right to offset any compensation due Executive against any compensation or income received by Executive after the date of such termination.

      4.5 Benefit Limit. In the event that any payment or benefit (including salary continuation payments, accelerated option vesting or continued health care coverage) received or to be received by Executive pursuant to this Agreement (collectively the `Payments") would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the following limitation shall apply:

      The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the "Benefit Limit"):

            (a) 2.99 times Executive's Average Compensation, or

            (b) the amount which yields Executive the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

      The present value of the Payments will be measured as of the date of the Change in Control and determined in accordance with the provisions of Code
Section 280G(d)(4).

      Average Compensation means the average of Executive's W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Average Compensation.

      4.6 Resolution Procedure. For purposes of the foregoing Benefit Limit, the following provisions will be in effect:

            (a) In the event there is any disagreement between Executive and the Company as to whether one or more Payments to which Executive becomes entitled under this

Agreement constitute parachute payments under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

                  (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such Payment or the method of valuation therefor, the characterization afforded to such Payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                  (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any Payment in dispute, the matter will be submitted for resolution to a nationally-recognized independent accounting firm mutually acceptable to Executive and the Company ("Independent Accountant"). The resolution reached by the Independent Accountant will be final and controlling; provided, however, that if in the judgment of the Independent Accountant the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Accountant and (if applicable) the preparation and submission of the ruling request shall be borne by the Company.

      4.7 Reduction of Benefits. To the extent the aggregate present value of the Payments would exceed the Benefit Limit, the salary continuation payments will first be reduced, and then the accelerated vesting of the options (based on their parachute value under Code Section 280G) will be reduced, to the extent necessary to assure that such Benefit Limit is not exceeded.

                                   ARTICLE V

                               GENERAL PROVISIONS

      5.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      5.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

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

      5.3 Arbitration.

            (a) Except as provided in Section 3.6, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator experienced in employment matters, in accordance with this section and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

            (b) In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the "Independent" (or "Gold Card") list of retired judges or, at Executive's option, from a list of nine persons from the Employment Panel provided by the American Arbitration Association. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

            (c) This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he, she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

            (d) Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be initially responsible for the costs and fees of the arbitrator, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitrator. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.

            (e) The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Section 5.3, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this Section's arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

            (f) Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.

      5.4 Proprietary Information and Inventions. Contemporaneously with the execution of this Agreement, Executive shall execute a Proprietary Information and Inventions Agreement with the Company. The terms of said agreement are incorporated by reference in this Agreement, and Executive agrees to be bound thereby.

      5.5 Covenant to Notify Management. Executive agrees to abide by the ethics policies of the Company as well as the Company's other rules, regulations, policies and procedures which he has received in writing. Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable to the business or profession. In the event that Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics codes, rules, regulations, policies or procedures, Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken.

      5.6 Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and when (i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

to the Company:                    Tickets.com, Inc.
                                   555 Anton Blvd., 11th Floor
                                   Costa Mesa, CA  92626
                                   Attn: Chief Financial Officer
                                   Telephone: (714) 327-5400
                                   Facsimile: (714) 327-5410

to Executive:                      Ronald Bension
                                   633 Inverness Drive
                                   La Canada, CA  91011
      with a copy to:              Joel Katz, Esq.
                                   Greenberg Traurig, LLP
                                   3290 Northside Parkway
                                   Suite 400
                                   Atlanta, GA  30327

      5.7 Entire Agreement. This Agreement, along with the Proprietary Information and Inventions Agreement by and between Executive and Company of even date herewith and the stock option agreements described in Section 2.3, contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, written or oral, with respect thereto.

      5.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

      5.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      5.10 Assignment. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive; any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder; provided that such assignment shall not limit the Company's liability under this Agreement to Executive.

      5.11 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

      5.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

      5.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

      5.14 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Article III, Sections 5.2, 5.3, 5.5, 5.9 and 5.16, and the other provisions of this Section 5 (to the extent necessary to effectuate the survival of Article III, Sections 5.2, 5.3, 5.5, 5.9 and 5.16), shall survive termination of this Agreement and any termination of Executive's employment hereunder.

      5.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

      5.16 Indemnification; Directors and Officers Insurance. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless Executive from and against all actual or threatened actions, suits or proceedings, whether civil or criminal, administrative or investigative, together with all attorneys' fees and costs, fines, judgments or settlements imposed upon or incurred by Executive in connection therewith, that arise from Executive's employment by, or serving as an officer of, the Company, so long as Executive acted or refrained from acting legally and in good faith or reasonably believed that his actions or refraining from acting were legal and performed or omitted in good faith. Company currently has directors and officers liability insurance and will use reasonable efforts to maintain such insurance coverage and Executive's coverage thereunder during the Term and for a period of three
(3) years thereafter. The Company will notify Executive within three (3) business days of the termination of its directors and officers liability insurance.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                             "EMPLOYER"

                             TICKETS.COM, INC., a Delaware
                             corporation

                             By: /s/ Christian  O. Henry
                                 ------------------------------------
                                 Christian Henry
                                 Chief Financial Officer

                                 "EXECUTIVE"

                                 /s/ Ronald Bension
                                 ------------------------------------
                                 Ronald Bension

                                    EXHIBIT A

                  NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

      Please list terms of any agreements with any previous employer or other party which restrains you from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with Tickets.com, Inc. or restrains you from competing directly or indirectly with the business of such previous employer or any other party.

Date Signed by
Executive:


_____________________________________             ___________________________
                                                  Signature of Executive

                                                  ___________________________
                                                  Printed Name of Executive

Reviewed and accepted by

_____________________________________

On __________________________________

By: _________________________________

                                      A-1